Exhibit 99.1
Limoneira Company Announces First Quarter Fiscal Year 2025 Financial Results

Operating Loss Improved 31% in First Quarter of Fiscal Year 2025 Compared to Prior Year

Agribusiness Operating Loss Improved 17% and Agribusiness Costs and Expenses Decreased 14% in First Quarter of Fiscal Year 2025 Compared to Prior Year

Monetized Portion of Premium Water Rights for Total Proceeds of $1.7 Million

Reiterates Lemon and Avocado Volume Guidance for Fiscal Year 2025

SANTA PAULA, Calif.-- (BUSINESS WIRE) – March 12, 2025 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the first quarter ended January 31, 2025.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “The benefits of optimizing our revenue mix and transitioning to an asset-lighter model are evident in our financial results through decreased operating expenses and year-over-year financial improvement even though our first quarter revenue reflects the temporary oversupplied lemon market. Our multi-faceted approach – an asset-lighter business model, land and water monetization, expansion of avocado production, and growing our citrus business through multiple channels including quick serve restaurants – has strengthened our financial structure. This quarter’s results validate our longstanding commitment to a balanced portfolio that is designed to withstand temporary volatility in the lemon market.”

Mr. Edwards continued, “Through our exploration of strategic alternatives, we’re gaining valuable insights that are sharpening our focus on key value drivers for sustainable stockholder value. This evaluation exercise is enabling us to implement improvements across our entire operation. For example, we’re actively repositioning our farm management services division as the industry’s premier technology and expertise partner, offering cutting-edge agriculture solutions that enhance rather than compete with farm management service providers – which will expand our market reach and build stronger collaborative relationships throughout the agricultural ecosystem. Additionally, we’re building strong momentum this year with our land use conversion and water monetization initiatives. This is demonstrated by our January announcement of three separate water rights monetization transactions, with additional water monetization opportunities expected to materialize later this year. We anticipate further growth through enhanced sourcing of third-party lemons and expansion of avocado production, alongside the continued monetization of our water and real estate assets. Our compelling portfolio of agriculture and real estate assets, together with our valuable water resources and strong balance sheet, create multiple pathways to build lasting stockholder value.”

Fiscal Year 2025 First Quarter Results

For the first quarter of fiscal year 2025, total net revenue was $34.3 million, compared to total net revenue of $39.7 million in the first quarter of the previous fiscal year. Agribusiness revenue was $32.9 million, compared to $38.3 million in the first quarter of last fiscal year. Other operations revenue was $1.5 million, compared to $1.4 million in the first quarter of last fiscal year.

Agribusiness revenue in the first quarter of fiscal year 2025 includes $21.2 million in fresh packed lemon sales, compared to $23.9 million of fresh packed lemon sales during the same period of fiscal year 2024. Approximately

1,147,000 cartons of U.S. packed fresh lemons were sold in aggregate during the first quarter of fiscal year 2025 at an $18.44 average price per carton, compared to approximately 1,137,000 cartons sold at a $21.06 average price per carton during the first quarter of fiscal year 2024. Brokered lemons and other lemon sales were $2.2 million and $2.9 million, in the first quarter of fiscal years 2025 and 2024, respectively.

The Company recognized $162,000 of avocado revenue in the first quarter of fiscal year 2025, compared to no avocado revenue in the first quarter of last fiscal year due to the timing of harvest. Approximately 73,000 pounds of avocados were sold in aggregate during the first quarter of fiscal year 2025 at a $2.25 average price per pound.

The Company recognized $1.6 million of orange revenue in the first quarter of fiscal year 2025, compared to $1.1 million in the same period of fiscal year 2024. Approximately 75,000 cartons of oranges were sold during the first quarter of fiscal year 2025 at a $20.91 average price per carton, compared to approximately 80,000 cartons sold at a $14.26 average price per carton during the first quarter of fiscal year 2024.

Specialty citrus and wine grape revenue was $0.5 million for the first quarter of fiscal year 2025, compared to $1.1 million in the same period of fiscal year 2024. Due to the timing of harvest, no wine grape revenue was recorded for the first quarter of fiscal year 2025, compared to $0.6 million in the first quarter of fiscal year 2024.

Farm management revenues were $1.2 million in the first quarter of fiscal year 2025, compared to $2.0 million in the same period of fiscal year 2024 on similar acreage. The decrease in farm management revenues in the first quarter of fiscal year 2025 was primarily due to farm management decisions based on weather and crop conditions.

Total costs and expenses in the first quarter of fiscal year 2025 were $39.7 million, compared to $47.5 million in the first quarter of last fiscal year.

Operating loss for the first quarter of fiscal year 2025 was $5.3 million, compared to operating loss of $7.7 million in the first quarter of the previous fiscal year.

Net loss applicable to common stock, after preferred dividends, for the first quarter of fiscal year 2025 was $3.2 million, compared to net loss applicable to common stock of $3.7 million in the first quarter of fiscal year 2024. Net loss per diluted share for the first quarter of fiscal year 2025 was $0.18, compared to net loss per diluted share of $0.21 for the same period of fiscal year 2024.

Adjusted net loss for diluted EPS in the first quarter of fiscal year 2025 was $2.5 million or $0.14 per diluted share, compared to the first quarter of fiscal year 2024 adjusted net loss for diluted EPS of $3.2 million or $0.18 per diluted share. A reconciliation of net loss attributable to Limoneira Company to adjusted net loss for diluted EPS is provided at the end of this release.

Non-GAAP adjusted EBITDA was a loss of $2.3 million in the first quarter of fiscal year 2025, compared to a loss of $4.8 million in the same period of fiscal year 2024. A reconciliation of net loss attributable to Limoneira Company to non-GAAP adjusted EBITDA is provided at the end of this release.

Balance Sheet and Liquidity

During the first quarter of fiscal year 2025, net cash used in operating activities was $12.9 million, compared to net cash used in operating activities of $10.3 million in the same period of the prior fiscal year. For the first quarter of fiscal year 2025, net cash used in investing activities was $3.5 million, compared to net cash used in investing activities of $1.6 million in the same period last fiscal year. Net cash provided by financing activities was $14.5 million for the first quarter of fiscal year 2025, compared to net cash provided by financing activities of $8.8 million in the prior fiscal year.

Long-term debt as of January 31, 2025, was $57.9 million, compared to $40.0 million at the end of fiscal year 2024. Debt levels as of January 31, 2025, less $1.1 million of cash on hand, resulted in a net debt position of $56.8 million at quarter end. Additionally, the Company’s 50%/50% real estate development joint venture with The Lewis Group of Companies (“Lewis”) had $62.4 million of unaudited cash and cash equivalents on hand.

Real Estate Development and Water Transactions

In October 2023, the Company’s joint venture completed the sell-out of Phase 1 of the development. In April 2024, the joint venture closed on lot sales representing 554 residential units, thus completing the sell-out of Phase 2 of the development. Total lot sales of 1,261 residential units closed since the project’s inception. In May 2024, the Company announced that the Santa Paula City Council approved the proposal brought by the joint venture to increase the total number of residential units for the project from 1,500 to 2,050 units. The 550-unit increase will provide 250 additional single family for-sale homesites within Phase 3 of Harvest. A separate joint venture with Lewis plans to construct 300 multi-family rental homes on a mixed-use portion of the project.

In January 2025, the Company sold water pumping rights in the Santa Paula Basin for $30,000 per-acre foot in three separate transactions. The total selling price was $1.7 million, and the Company recorded a gain on sales of water rights of $1.5 million.

Guidance

The Company continues to expect fresh lemon volumes to be in the range of 5.0 million to 5.5 million cartons for fiscal year 2025. The Company continues to expect avocado volumes to be in the range of 7.0 million to 8.0 million pounds for fiscal year 2025.

The Company expects to receive total proceeds of $180 million from Harvest, LLCB II, LLC and East Area II spread out over seven fiscal years, with approximately $15 million received in fiscal year 2024.

Harvest at Limoneira Cash Flow Projections (in millions)

Fiscal Year	2024 Actual	2025	2026	2027	2028	2029	2030
Projected Distributions	$15	$8	$18	$34	$41	$22	$42

The Company has 1,000 acres of non-bearing lemons and avocados estimated to become full bearing over the next four to five years, which the Company expects will enable strong organic growth in the coming years. Additionally, the Company plans to continue expanding its plantings of avocados over the next three years and expects to have an increase in third-party grower lemons. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Looking ahead, we continue to see a strong EBITDA outlook that is underpinned by plans to expand avocado production by 1,000 acres through fiscal year 2027 to capitalize on expected robust consumer demand trends. During this transition, the Company expects fiscal year 2025 avocado volume to be lower compared to fiscal year 2024 due to the alternate bearing nature of avocado trees. These operational results do not take into account anticipated additional gains from asset monetization.

Conference Call Information

The Company will host a conference call to discuss its financial results on March 12, 2025, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately two hours after the call concludes and will be available through March 26, 2025, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13751474.

About Limoneira Company

Limoneira Company, a 132-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 10,500 acres of rich agricultural lands, real estate properties and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” "outlook," "plans," “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies including the review and evaluation of strategic transactions; the process by which the Company engages in its evaluation of strategic transactions; the outcome of potential future strategic transactions and the terms thereof; the possibility that the evaluation of potential strategic transactions will not realize any additional value to our stockholder, and managing the risks involved in the foregoing; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh produce; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; ability to maintain compliance with debt covenants under our loan agreement; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	January 31, 2025	October 31, 2024
Assets
Current assets:
Cash	$1,133	$2,996
Accounts receivable, net	15,927	14,734
Cultural costs	2,123	1,877
Prepaid expenses and other current assets	5,300	3,849
Receivables/other from related parties	3,986	2,390
Total current assets	28,469	25,846
Property, plant and equipment, net	163,854	162,046
Real estate development	10,306	10,201
Equity in investments	81,871	81,546
Goodwill	1,501	1,504
Intangible assets, net	4,796	5,221
Other assets	10,573	12,451
Total assets	$301,370	$298,815

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,116	$7,260
Growers and suppliers payable	2,004	8,960
Accrued liabilities	9,195	12,483
Payables to related parties	5,806	5,542
Current portion of long-term debt	96	559
Total current liabilities	27,217	34,804
Long-term liabilities:
Long-term debt, less current portion	57,868	40,031
Deferred income taxes	17,677	20,084
Other long-term liabilities	1,254	1,395
Total liabilities	104,016	96,314
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at January 31, 2025 and October 31, 2024) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at January 31, 2025 and October 31, 2024) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at January 31, 2025 and October 31, 2024)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,296,146 and 18,284,148 shares issued and 18,045,169 and 18,033,171 shares outstanding at January 31, 2025 and October 31, 2024, respectively)	180	180
Additional paid-in capital	169,951	170,243
Retained earnings	16,274	20,826
Accumulated other comprehensive loss	(6,881)	(6,614)
Treasury stock, at cost, 250,977 shares at January 31, 2025 and October 31, 2024	(3,493)	(3,493)
Noncontrolling interest	10,513	10,549
Total stockholders' equity	186,544	191,691
Total liabilities, convertible preferred stock and stockholders’ equity	$301,370	$298,815

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended January 31,
	2025	2024
Net revenues:
Agribusiness	$32,852	$38,339
Other operations	1,453	1,392
Total net revenues	34,305	39,731
Costs and expenses:
Agribusiness	33,499	39,114
Other operations	1,171	1,182
Gain on sales of water rights	(1,488)	—
Gain on disposal of assets, net	(6)	(165)
Selling, general and administrative	6,475	7,345
Total costs and expenses	39,651	47,476
Operating loss	(5,346)	(7,745)
Other (expense) income:
Interest income	15	22
Interest expense, net of patronage dividends	(260)	(207)
Equity in earnings of investments, net	102	41
Other income, net	11	22
Total other expense	(132)	(122)
Loss before income tax benefit	(5,478)	(7,867)
Income tax benefit	2,407	4,190
Net loss	(3,071)	(3,677)
Net (gain) loss attributable to noncontrolling interest	(3)	92
Net loss attributable to Limoneira Company	(3,074)	(3,585)
Preferred dividends	(125)	(125)
Net loss applicable to common stock	$(3,199)	$(3,710)

Basic net loss per common share	$(0.18)	$(0.21)

Diluted net loss per common share	$(0.18)	$(0.21)

Weighted-average common shares outstanding-basic	17,791	17,627
Weighted-average common shares outstanding-diluted	17,791	17,627

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation and gain on disposal of assets, net are important measures to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net loss attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended January 31,
	2025	2024
Net loss attributable to Limoneira Company	$(3,074)	$(3,585)
Interest income	(15)	(22)
Interest expense, net of patronage dividends	260	207
Income tax benefit	(2,407)	(4,190)
Depreciation and amortization	2,016	2,058
EBITDA	(3,220)	(5,532)
Stock-based compensation	932	864
Gain on disposal of assets, net	(6)	(165)
Adjusted EBITDA	$(2,294)	$(4,833)

The following is a reconciliation of net loss attributable to Limoneira Company to adjusted net loss for diluted EPS (in thousands, except per share data):

	Three Months Ended January 31,
	2025	2024
Net loss attributable to Limoneira Company	$(3,074)	$(3,585)
Effect of preferred stock and unvested, restricted stock	(144)	(152)
Stock-based compensation	932	864
Gain on disposal of assets, net	(6)	(165)
Tax effect of adjustments at federal and state rates	(255)	(192)
Adjusted net loss for diluted EPS	$(2,547)	$(3,230)

Diluted net loss per common share	$(0.18)	$(0.21)
Adjusted diluted net loss per common share	$(0.14)	$(0.18)

Weighted-average common shares outstanding - diluted	17,791	17,627
Adjusted weighted-average common shares outstanding - diluted	17,791	17,627

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended January 31, 2025
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$23,716	$4,545	$—	$162	$4,429	$32,852
Intersegment revenues	—	7,270	(7,270)	—	—	—
Total net revenues	23,716	11,815	(7,270)	162	4,429	32,852
Costs and expenses	24,429	10,591	(7,270)	37	3,938	31,725
Depreciation and amortization	—	—	—	—	—	1,774
Operating (loss) income	$(713)	$1,224	$—	$125	$491	$(647)

	Agribusiness Segment Information for the Three Months Ended January 31, 2024
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$27,384	$5,592	$—	$—	$5,363	$38,339
Intersegment revenues	—	6,716	(6,716)	—	—	—
Total net revenues	27,384	12,308	(6,716)	—	5,363	38,339
Costs and expenses	28,841	10,718	(6,716)	—	4,527	37,370
Depreciation and amortization	—	—	—	—	—	1,744
Operating (loss) income	$(1,457)	$1,590	$—	$—	$836	$(775)

Lemons	Q1 2025	Q1 2024	Lemon Packing	Q1 2025	Q1 2024
United States:			Cartons packed and sold	1,147	1,137
Acres harvested	1,600	1,900	Revenue	$11,815	$12,308
Limoneira cartons sold	194	185	Direct costs	$10,591	$10,718
Third-party grower cartons sold	953	952	Operating income	$1,224	$1,590
Average price per carton	$18.44	$21.06
			Avocados	Q1 2025	Q1 2024
Chile:			Pounds sold	73	—
Lemon revenue	$1,263	$1,021	Average price per pound	$2.25	$—
40-pound carton equivalents	113	162
			Other Agribusiness	Q1 2025	Q1 2024
Other:			Orange cartons sold	75	80
Lemon packing	$4,545	$5,592	Average price per carton	$20.91	$14.26
Lemon by-product sales	$356	$490	Specialty citrus cartons sold	17	17
Brokered lemons and other lemon sales	$945	$1,926	Average price per carton	$29.59	$28.88
			Farm management	$1,181	$2,048
Agribusiness costs and expenses	Q1 2025	Q1 2024	Other	$1,177	$1,683
Packing costs	$10,591	$10,718
Harvest costs	1,821	1,933
Growing costs	4,262	6,192
Third-party grower and supplier costs	14,352	17,723
Other costs	699	804
Depreciation and amortization	1,774	1,744
Agribusiness costs and expenses	$33,499	$39,114